Exhibit 99.1

NEWS

For immediate release

Contact:	Richard J. Poulton, Vice President, Chief Financial Officer
(630) 227-2075 or rpoulton@aarcorp.com

AAR TO OFFER CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (February 4, 2008) — AAR CORP. (NYSE: AIR) announced today that it will offer $175 million in aggregate principal amount of convertible senior notes (the “Notes”) in a private offering to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, subject to market and other conditions, in two equal tranches of $87.5 million aggregate principal amount of Notes due 2014, and $87.5 million aggregate principal amount of Notes due 2016.  Upon conversion, holders will receive cash up to the principal amount, and any excess conversion value will be delivered, at the election of the Company, in cash, common stock or a combination of cash and common stock.  The Company may sell up to an additional aggregate $25 million of Notes upon exercise of an over-allotment option that the Company expects to grant to the initial purchasers in connection with the offering.

In addition, the Company expects to enter into separate convertible note hedge and warrant transactions with an affiliate of one of the initial purchasers of the Notes. These transactions are intended to reduce potential dilution to the Company’s common stock upon potential future conversion of the Notes and generally have the effect on the Company of increasing the conversion price of the Notes. In connection with these transactions, the hedge counterparty has advised the Company that it or its affiliates may enter into various derivative transactions with respect to the Company’s common stock concurrently with or shortly following pricing of the Notes. These activities could have the effect of increasing or preventing a decline in the price of the Company’s common stock concurrently with or following the pricing of the Notes. In addition, the hedge counterparty or its affiliates may from time to time, following the pricing of the Notes, enter into or unwind various derivative transactions with respect to the Company’s common stock and/or purchase or sell the Company’s common stock in secondary market transactions. These activities could have the effect of decreasing the price of the Company’s common stock and could affect the price of the Notes.

The Company expects to use the net proceeds of the offering to repay short-term indebtedness under its revolving credit facility, to pay the net cost of the above-described convertible note hedge and warrant transactions and for general corporate purposes. The Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.

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This news release contains forward-looking statements that involve risks and uncertainties.  These include statements regarding proposed securities offerings, future acquisitions and other matters that are not historical facts.  These statements are based on management’s current expectations and are subject to a number of uncertainties and risks that could cause actual results to differ materially from those described in the forward-looking statements.  Factors that may cause a difference include, but are not limited to, changing conditions in debt markets, uncertainty of completing the proposed sale of securities and of the timing and manner of selling those shares, fluctuations in the price of the stock of AAR CORP., global, regional and industry economic conditions, and legislative, regulatory and political developments.  Further information regarding these and other factors is included in the filings by AAR CORP. with the U.S. Securities and Exchange Commission.